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                                                                     EXHIBIT 4.8

                                 AMENDMENT No. 2
                                       TO
                              SHAREHOLDER AGREEMENT


               THIS AMENDMENT No. 2 TO SHAREHOLDER AGREEMENT (the "Amendment") dated as of April 10, 2001 is entered into by and among The viaLink Company, a Delaware corporation (the "Company"), and Hewlett-Packard Company, a Delaware corporation ("Hewlett-Packard"). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in that certain Shareholder Agreement by and between the Company and Hewlett-Packard dated February 4, 1999 (as amended, the "Shareholder Agreement").

                                  INTRODUCTION

               WHEREAS, the Company and Hewlett-Packard are parties to the Shareholder Agreement and desire to amend such agreement to provide that any shares of the capital stock of the Company acquired by Hewlett-Packard subsequent to the execution date of the Shareholder Agreement shall become subject to the Shareholder Agreement.

                                    AGREEMENT

               NOW, THEREFORE, in consideration of the foregoing premises and for certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. The Shareholder Agreement shall be amended by replacing in its entirety Paragraph 9 (iii) with the following:

               "Registrable Securities" means, with respect to Holder, (i) the Company's Common Stock issued to Holder pursuant to any Securities Purchase Agreement, including, but not limited to, those shares of the Company's Common Stock issued pursuant to that certain Securities Purchase Agreement, dated March 22, 2000 (the "Securities Purchase Agreement"), and those shares of the Company's Common Stock issuable upon the exercise of the Warrants purchased by Holder pursuant to the Securities Purchase Agreement, (ii) the Company's Common Stock issued to Holder upon conversion of the Convertible Note; (iii) the Company's Common Stock issued to Holder upon conversion of that certain Secured Convertible $3,807,812.59 Promissory Note dated April , 2001 issued by the Company and payable to Holder, (iv) the Company's Common Stock issued to Holder upon exercise of that certain Series A Common Stock Purchase Warrant issued by the Company for the benefit of Holder dated April , 2001 and (v) any Common Stock or other equity securities issued or issuable with respect to the securities referred to in clause (ii) and
       (iii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities (A) when they have been distributed to the public pursuant to an offering registered under the Securities Act or (B) after the

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       Registrable Securities held by Holder may be sold in 90-day periods pursuant to Rule 144 under the Securities Act (or any similar rule then in effect)."

               2. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts together shall constitute one and the same instrument. Except as expressly provided herein, the Shareholder Agreement shall remain in full force and effect, without modification or amendment. This Amendment shall be governed in accordance with the laws of the state of California, without giving effect to that state's conflicts of laws provisions. If any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.


               IN WITNESS WHEREOF, this Amendment No. 2 to Shareholder Agreement has been executed by the parties hereof as of the date first above written.

                                     THE VIALINK COMPANY

                                     By: /s/ WILLIAM P. CREASMAN
                                        ----------------------------------------
                                        William P. Creasman
                                        Vice President, Chief Financial Officer
                                        and General Counsel


                                     HEWLETT-PACKARD COMPANY

                                     By: /s/ HANIF JAMAL
                                        ----------------------------------------
                                     Name:   Hanif Jamal
                                          --------------------------------------
                                     Title:  Vice President and General Manager
                                             of Business Development
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